EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Julie Prozeller

(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES FIRST QUARTER RESULTS
REVENUE INCREASED 19.7% TO A RECORD $174.2 MILLION; ADJUSTED EBITDA INCREASED 19.7% TO $49.0 MILLION

BERWYN, Pennsylvania, October 28, 2010 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal first quarter ended September 30, 2010.

Fiscal 2011 First Quarter Highlights

•	Consolidated total revenue grew to a record $174.2 million for the quarter, an increase of $28.7 million or 19.7% compared to the prior year period. On a constant currency basis, total consolidated revenue increased by $28.4 million or 19.5%.

•	The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 15.2% for the quarter compared to 15.1% for the first quarter of the previous fiscal year.

•	Consolidated operating margin increased by $12.4 million or 22.2% for the quarter compared to the prior year period, driven by expanded advertising programs, strong organic revenue growth, and contributions from recent acquisitions.

•	Consolidated adjusted EBITDA was $49.0 million for the three months ended September 30, 2010, representing an increase of $8.1 million or 19.7% compared to the prior year’s quarter, while also increasing by $7.3 million or 17.9% on a constant currency basis for the same period.

•	Fully-diluted operating earnings per share, net of the increased costs related to the Company’s December 2009 refinancing, was $0.47 for the quarter compared to $0.60 for the previous year’s quarter. The fully-diluted earnings per share on a GAAP basis, including $3.4 million of net one-time gains, was $0.49 compared to $0.22 for the three months ended September 30, 2009.

Discussion on Presentation of Information

During the three months ended September 30, 2010, the average value of the Canadian Dollar increased approximately 6%, while the average value of the British Pound Sterling decreased by about 5%, relative to the U.S. currency when compared to the first quarter of the previous fiscal year. Consequently, fluctuations in currency rates had a slight effect on year-over-year comparisons of the Company’s financial results; accordingly the Company is providing some comparisons on a constant currency basis.

Fiscal 2011 First Quarter Overview
Commenting on the first quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “We are very pleased with our results for the quarter. In total, consolidated revenue for the three months ended September 30, 2010 was a record $174.2 million, representing growth of $28.7 million or 19.7% over the prior year’s quarter, while total adjusted EBITDA, which includes the costs of additional infrastructure investments we have made during the quarter, increased by $8.1 million or 19.7%. We also made a number of investments in our core and recently acquired businesses during the quarter, which we expect will drive revenue growth as we move through fiscal 2011 and beyond. During the quarter, we opened 14 new stores in the United Kingdom and also launched a nation-wide television advertising campaign in Canada. Furthermore, we expanded our internet media and local area marketing programs in our Merchant Cash Express business in the United Kingdom, (which provides cash advances to small businesses), and in our Dealer’s Financial Services business, (which provides military lending services in the United States), in order to increase customer reach and generate additional revenue in the future. We also expanded our Polish lending business into two new geographic provinces, which we expect will begin to contribute incremental revenue in the coming quarters.”

Jeff Weiss continued, “A key component of our long-term strategy is to continue to diversify our business geographically. As previously announced in August 2010, we entered into an agreement to acquire Folkia Group AS, a leading internet lending business based in Stockholm, Sweden. The company, which was founded in 2006, currently originates loans through both internet and SMS text cell phone technology in four countries including: Sweden; Finland; Denmark; and Estonia. This acquisition, which is pending local regulatory approvals, provides us with an internet and cell phone based lending platform that was designed to handle the specific requirements for expansion within Northern Europe and Scandinavia, while also providing the added benefit of a portable credit and finance license for future expansion into additional countries in the European Union. We anticipate this acquisition will be finalized in the near future.

Consistent with the Folkia acquisition, we expect to continue to invest in new technologies and sales channel strategies, through both our ongoing internal development initiatives as well as the acquisition of new businesses, which will allow us to deliver our many products and services through the most convenient means our consumers are most accustomed to in each market. This collectively may include a “bricks and mortar” store based model, a global internet platform, the in-home loan servicing model widely used throughout Poland and Eastern Europe, or other new technologies and platforms that we are either in the process of developing internally or are looking to acquire.”

Jeff Weiss concluded, “We believe we have strong core businesses and significant opportunities in the new businesses we recently added to our global enterprise, which we expect will be realized over time. Furthermore, we have a very active pipeline of global acquisition candidates that we are currently evaluating and pursuing, coupled with approximately $200.0 million of available funds to invest in these opportunities, and look forward to updating you on some of these activities.”

First Quarter Business Update
Consumer lending revenue in Canada increased by C$4.4 million or 11.5% for the quarter reflecting operations under the new post-regulatory platform and the early benefit of the Company’s renewed television advertising campaigns in that market. In concert with the mass media advertising campaign in Canada, the Company anticipates leveraging its multi-product store platform and its position as the largest and lowest cost provider in the sector by generally offering products and services at prices below its competitors. The Company believes this will facilitate growth in revenue and further enhance the Company’s “Money Mart” brand and its leading share of the Canadian market. Furthermore, the Company’s gold purchase product in Canada contributed C$3.5 million of total revenue during the quarter, while also serving to bring new customers into the stores. In addition, the Company is piloting an internet lending product in the provinces of Ontario and Alberta, which it expects to eventually expand into additional territories.

In the United Kingdom, the Company continued to widen its market leading store footprint during the quarter with the opening of 14 additional de novo stores in that market. The United Kingdom has significantly fewer retail financial services stores in relation to the under-banked population when compared to the United States and Canada, which the Company believes should provide ample opportunity to continue to expand and grow its store network for a number of years to come. In addition, due in part to the underpenetrated nature of the U.K. market sector and the Company’s belief that there is significant unfulfilled demand for its products and services, the Company’s newly opened de novo stores have typically achieved break-even EBITDA in their first year of operation. Total revenue in the United Kingdom increased by £11.0 million or 38.3% for the quarter compared to the three months ended September 30, 2009. Consumer lending revenue grew by £7.1 million or 50.7% for the quarter compared to the first quarter of the prior fiscal year, reflecting strong performance from the internet lending business and also the continued robust performance of the bricks and mortar store based business. The U.K. pawn lending business and gold purchase product together contributed £8.7 million of total revenue for the quarter, representing growth of 59.4% over the prior year’s quarter.

The Company’s focus in Poland has been to develop and invest in the technology and enhanced management infrastructure necessary to position the Polish business for further geographic expansion, as the Company’s Polish business historically primarily operates only in the northern provinces of the country. Recently, the Company expanded into two additional provinces including the towns of Walbrzych and Zielona Gora. The Company also recently opened its first gold buying store in Gdansk, which also offers pawn lending, foreign exchange and money transfer services. The Company expects to open additional company-operated stores in Poland pending the successful test of this pilot store.

Through targeted advertising campaigns in trade journals and internet channels, the Company is also focused on increasing the volume of loans through the U.K. Merchant Cash Express business (or MCE), which it acquired in October 2009. The Company sees a significant opportunity to expand the size of this business, which provides access to working capital for small retail businesses by providing cash advances against a percentage of future credit card sales, as it currently operates in a market with limited competition. The MCE business contributed approximately £0.7 million of incremental revenue during the quarter.

The Company also further enhanced its internet and local media advertising campaign programs during the quarter, with respect to the Dealers Financial Services business (or DFS), which provides fee-based auto lending and insurance services to enlisted military personnel in the United States, to increase product awareness amongst the enlisted personnel at the military bases it serves. The Company believes it has an opportunity to increase the penetration rate of the core DFS customer segment, based in large part on its strong relationships with active and retired senior military personnel.

First Quarter Financial Results

For the three months ended September 30, 2010, the Company incurred $3.4 million of net one-time gains, principally related to a $5.1 million net unrealized, non-cash mark-to-market valuation gain on the Company’s debt and cross-currency interest rate swap agreements. Including these net one-time gains, income before income taxes on a GAAP basis was $18.2 million for the quarter compared to $13.3 million for the first quarter of the previous fiscal year. Also reflecting the net one-time gains for the fiscal 2011 first quarter, the effective income tax rate for the three months ended September 30, 2010 was 33.6%, resulting in reported net income of $12.2 million compared to $5.3 million for the first quarter of the prior fiscal year. Fully-diluted earnings per share on a GAAP basis was $0.49 for the quarter compared to $0.22 for the first quarter of the previous fiscal year.

The financial results for the quarter, as compared to the prior year’s quarter, include additional interest expense associated with the $600.0 million senior note offering in December 2009, with a portion of the approximately $110.0 million of net proceeds contributing to the Company’s approximately $200.0 million of available funds for investment. The Company intends to follow its historical practices and deploy these funds principally in accretive acquisitions, including the recently announced Folkia acquisition, which it expects will progressively mitigate, in future periods, the current earnings dilution of the incremental interest costs.

Excluding the net non-recurring gain, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes was $18.5 million for the quarter, compared to $25.7 million for the three months ended September 30, 2009. Pro forma net income, assuming a pro forma effective income tax rate from operations of 37.0% for the fiscal 2011 quarter, was $11.6 million compared to $14.7 million for the prior year period. Similarly, fully-diluted operating earnings per share was $0.47 for the three months ended September 30, 2010 compared to $0.60 for the first quarter of the previous fiscal year. A table reconciling pro forma income before income taxes to the GAAP basis income before income taxes is included on page 10 of this News Release.

Company Liquidity

As of September 30, 2010, the Company’s debt structure consisted of a $44.8 million tranche of U.S. senior convertible notes due 2027 and a $120.0 million tranche of U.S. senior convertible notes due 2028. In addition, the Company has $600.0 million of senior unsecured notes which are not due until December 2016. Thus, the Company has no mandatory debt principal repayment obligations between now and the first potential put date of December 2012 for the $44.8 million tranche of U.S. senior convertible notes.

In addition to having no mandatory debt repayment obligations until potentially December 2012, the Company has approximately $200.0 million of available funds for investment and will also continue to benefit from its ongoing strong cash flow from operations. The Company expects that this will be collectively deployed in accretive opportunities that it believes will enhance future earnings as well as further expand and grow the business on a global basis.

Fiscal 2011 Outlook

The Company is reaffirming its previously issued earnings guidance for the fiscal year ending June 30, 2011 (fiscal 2011) of adjusted EBITDA between $205.0 million and $215.0 million and operating fully-diluted earnings per share, which excludes any one-time charges or gains that may occur, the non-cash impact of adopting ASC-470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, of between $2.05 and $2.30 per fully diluted share. As previously disclosed, this guidance range reflects an expected effective income tax rate from operations of 37%. The Company’s fiscal 2011 guidance does not include the potential earnings contribution of the Folkia acquisition, which is pending local regulatory approval.

Investors Conference Call

Dollar Financial Corp will be holding an investor’s conference call on October 28, 2010 at 5:00 pm ET to discuss the Company’s results for the fiscal first quarter ended September 30, 2010. Investors can participate in the conference call by dialing (888) 200 — 2794 (U.S. and Canada) or (973) 935 — 8766 (International); use the confirmation code “Dollar.” Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through November 7, 2010. If you wish to listen to the replay of this conference call, please dial (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter passcode “17065491.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp

Dollar Financial Corp is a leading international diversified financial services company primarily serving unbanked and under-banked consumers for over 30 years. Through its retail storefront locations as well as by other means, such as via the Internet, the Company provides a range of consumer financial products and services in five countries (Canada, the United Kingdom, the United States, the Republic of Ireland and Poland) to consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. The Company’s products, principally its short-term consumer loans, check cashing services, secured pawn loans and gold buying services, provide customers with immediate access to cash for living expenses or other episodic needs. The Company also offers high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA® and MasterCard® debit cards, foreign currency exchange, and other services. In addition, through its branded Military Installment Loan and Education Services, or MILES® program, the Company provides fee based services to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank.

At September 30, 2010, the Company’s global retail operations consisted of 1,193 locations, including 1,067 company-operated financial services stores and 126 franchised and agent locations, conducting business primarily under the names Money Mart®, Money Shop®, Loan Mart®, Money Corner®, Insta-Cheques® and The Check Cashing Store® in Canada, the United Kingdom, the United States, the Republic of Ireland, and Poland. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including, among other things, statements regarding the following: recent acquisitions; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., the United States, and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt financing transactions; the results of certain ongoing income tax appeals; and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring and non-cash charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLATED BALANCE SHEETS
(In thousands)

	June 30,	September 30,
	2010	2010
Assets:
Cash and cash equivalents	$291,294	$283,103
Loans receivable, net:
Loans receivable	156,480	171,951
Less: Allowance for loan losses	(18,168)	(20,876)

Loans receivable, net	138,312	151,075
Loans in default, net	7,260	8,510
Prepaid expenses and other current assets	43,029	52,127
Deferred tax assets, net	23,563	23,588
Property and equipment, net	67,537	73,706
Goodwill and other intangibles, net	608,986	619,582
Debt issuance costs, net and other assets	34,640	36,233

Total Assets	$1,214,621	$1,247,924

Liabilities:
Accounts and income taxes payable	$51,077	$38,179
Accrued expenses and other liabilities	144,887	138,977
Fair value of derivatives	47,381	58,357
Deferred tax liability	24,341	26,302
Revolving credit facilities and other short-term debt	3,283	17,952
Total long-term debt	725,309	727,412

Total Liabilities	996,278	1,007,179

Stockholders’ Equity:
Common stock	24	24
Additional paid-in capital	331,090	332,510
Accumulated deficit	(115,480)	(103,256)
Accumulated other comprehensive income	2,686	11,601

Total Dollar Financial Corp. Stockholders’ Equity	218,320	240,879
Non-controlling interest	23	(134)

Total Stockholders’ Equity	218,343	240,745

Total Liabilities and Stockholders’ Equity	$1,214,621	$1,247,924

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

		Three Months Ended
		September 30,
		2009	2010
Revenues:
	Check cashing	$37,802	$35,264
	Fees from consumer lending	77,442	91,997
	Money transfer fees	6,823	7,246
	Pawn service fees and sales	3,833	6,262
	Purchased gold sales	5,776	11,115
	Other	13,853	22,332

Total revenues		145,529	174,216

Operating expenses:
	Salaries and benefits	36,736	40,650
	Provision for loan losses	11,696	13,967
	Occupancy costs	10,847	11,567
	Advertising	3,447	5,768
	Depreciation	3,374	3,601
	Bank charges and armored carrier services	3,466	3,788
	Maintenance and repairs	2,814	3,270
	Returned checks, net and cash shortages	2,264	1,937
	COGS — purchased gold	4,163	7,697
	Other	10,826	13,646

Total operating expenses		89,633	105,891

Operating margin		55,896	68,325

Corporate and other expenses:
	Corporate expenses	20,351	25,426
	Interest expense, net	11,624	21,574
	Other depreciation and amortization	1,052	2,699
	Unrealized foreign exchange (gain) loss	7,827	(14,612)
	(Gain) loss on derivatives not designated as hedges	(9)	13,821
	Reserve for litigation settlements	1,267	197
	Loss on store closings	318	170
	Other (income) expense, net	169	878

Income before income taxes		13,297	18,172
Income tax provision		7,966	6,105

Net income		$5,331	$12,067
Gain (loss) attributable to non-controlling interest		$58	$(157)

Net income attributable to Dollar Financial Corp.		$5,273	$12,224

Net income per share
	Basic	$0.22	$0.50
	Diluted	$0.22	$0.49
Weighted average shares outstanding
	Basic	23,998,357	24,266,967
	Diluted	24,480,544	24,853,047

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. Pro forma net income is net income adjusted to exclude one-time and non-cash charges and credits as described below. The Company presents pro forma net income as an indication of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES AND CREDITS & EFFECTS OF ASC 470-20)
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,
	2009	2010
Income before income taxes (incl. non-controlling interest)	$13,239	$18,329
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2,394	2,005
Unrealized foreign exchange (gain) loss	7,827	(14,612)
Non-cash impact of hedge ineffectiveness	(9)	9,521
Cross-currency swap amortization	364	1,568
Reserve for litigation settlements	1,267	197
Loss on store closings	318	170
Acquisition costs expensed	338	1,062
Other	1	229

Pro forma income before income taxes	25,739	18,469
Pro forma income taxes	11,068	6,834

Pro forma net income	$14,671	$11,635

Pro forma effective income tax rate	43.0%	37.0%
Weighted average fully-diluted shares outstanding	24,480,544	24,853,047

Fully-diluted operating earnings per share	$0.60	$0.47

GAAP fully-diluted earnings per share	$0.22	$0.49

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. Adjusted EBITDA includes earnings before interest expense, income tax provision, depreciation and amortization, charges related to non-qualified stock options and restricted shares, reserves for loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended
	September 30,
	2009	2010
Income before income taxes (incl. non-controlling interest)	$13,239	$18,329
Add:
Depreciation and amortization	4,426	6,300
Interest expense, net	11,624	21,574
Stock based compensation expense	1,912	2,038
Unrealized foreign exchange (gain) loss	7,827	(14,612)
(Gain) loss on derivatives not designated as hedges	(9)	13,821
Reserve for litigation settlements	1,267	197
Loss on store closings	318	170
Acquisition costs expensed	338	1,062
Other	8	141

Adjusted EBITDA	$40,950	$49,020

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES AND CREDITS & EFFECTS OF ASC 470-20)
(In thousands except share and per share amounts)

	Three Months Ended
	September 30,
	2009	2010
Beginning Company-Operated Stores
U.S.	358	325
Canada	399	403
U.K.	274	330
Total Beginning Company-Operated Stores	1,031	1,058

De novo Store Builds
Canada	1	-
U.K.	8	14
Poland	-	1

Total	9	15

Acquired Stores
Closed Stores
U.S.	6	4
Canada	1	-
U.K.	1	2
Total	8	6

Ending Company-Operated Stores
U.S.	352	321
Canada	399	403
U.K.	281	342
Poland	-	1

Total Ending Company-Operated Stores	1,032	1,067

Ending Franchise/Agent Stores
U.S.	39	6
Canada	62	62
U.K.	55	58

Total Ending Franchise/Agent Stores	156	126

Total Ending Store Count	1,188	1,193